As filed with the Securities and Exchange Commission on September 6, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELL TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0890963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Dell Way

Round Rock, Texas 78682

Telephone: (512) 728-7800

(Address of Principal Executive Offices, including Zip Code)

Dell Technologies Inc. 2013 Stock Incentive Plan

(Full title of the plan)

Richard J. Rothberg, Esq.

Senior Vice President, General Counsel and Secretary

One Dell Way

Round Rock, Texas 78682

Telephone: (512) 728-7800

(Name and address and telephone number, including area code, of agent for service)

Copies to:

Tristan M. Brown

Daniel N. Webb

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Telephone: (650) 251-5000

Facsimile: (650) 251-5002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Class V common stock, $0.01 par value per share	500,000(1)	$73.32(3)	$36,660,000(3)	$3,691.66(5)
Class C common stock, $0.01 par value per share	75,000,000(2)	$27.50(4)	$2,062,500,000(4)	$207,693.75(5)

(1)	Covers 500,000 shares of Class V common stock of Dell Technologies Inc. (the “Company”), $0.01 par value per share (“Class V Common Stock”), to be issued under the Dell Technologies Inc. 2013 Stock Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Class V Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Covers 75,000,000 shares of Class C common stock of the Company, $0.01 par value per share (“Class C Common Stock”), to be issued under the Plan and, pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Class C Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. This estimate is calculated in accordance with Rule 457(h)(1) of the Securities Act and, because there is currently no market for the Class V Common Stock to be offered, is based on a price that is greater than or equal to the book value per share of such Class V Common Stock.
(4)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. This estimate is calculated in accordance with Rule 457(h)(1) of the Securities Act and, because there is currently no market for the Class C Common Stock to be offered, is based on a price that is greater than or equal to the book value per share of such Class C Common Stock.
(5)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Dell Technologies Inc. 2013 Stock Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s prospectus, dated June 6, 2016, filed with the Commission on June 6, 2016, relating to the registration statement on Form S-4, as amended (Registration No. 333-208524);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2016; and

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on June 9, 2016, June 21, 2016, June 22, 2016, July 5, 2016, July 11, 2016, August 26, 2016 and August 31, 2016.

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission, and other documents or information deemed furnished but not filed under the rules of the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

A description of the Company’s Class V Common Stock and a description of the Company’s Class C Common Stock are incorporated by reference to the sections titled “Management of Denali After the Merger,” “Description of Denali Capital Stock Following the Merger,” “Description of Denali Tracking Stock Policy” and “Comparison of Rights of Denali Stockholders and EMC Shareholders” in the Company’s prospectus, dated June 6, 2016, filed with the Commission on June 6, 2016, relating to the registration statement on Form S-4, as amended (Registration No. 333-208524).

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation (the “certificate”) provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for the following, which are expressly not subject to limitation under the Delaware General Corporation Law (“DGCL”):

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Company’s certificate and the Company’s bylaws provide that the Company will, to the fullest extent permitted by law, indemnify any and all of the Company’s officers and directors, and may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the Company’s board of directors, indemnify any and all other persons whom it shall have power to indemnify, from and against all expenses, liabilities or other matters arising out of their status as such or their acts, omissions or services rendered in such capacities, except that the Company’s indemnification obligation in connection with proceedings initiated by indemnified persons will extend only to such proceedings (or parts thereof) that were authorized by the Company’s board of directors. The DGCL provides that such indemnification is subject to such person seeking indemnification having acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person having had no reasonable cause to believe the conduct was unlawful. The Company’s certificate provides that the foregoing right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL so requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall be ultimately determined that such person is not entitled to be indemnified under the Company’s certificate or otherwise. The Company may, by action of the Company’s board of directors, provide indemnification to employees and agents of the Company, individually or as a group, with the same scope and effect as the indemnification of directors and officers provided for in the Company’s certificate. The right to indemnification and the advancement and payment of expenses that will be conferred by the Company’s certificate and the Company’s bylaws will not be exclusive of any other right which any indemnified person may have or acquire.

The Company has entered into indemnification agreements with each of its directors and officers, which provide indemnity to the fullest extent permitted by the DGCL and establish processes and procedures for indemnification claims. The Company also maintains directors and officers liability insurance, which covers such persons against certain claims or liabilities arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Document

4.1	Form of Fourth Amended and Restated Certificate of Incorporation of Dell Technologies Inc.

4.2	Form of Amended and Restated Bylaws of Dell Technologies Inc.

4.3	Form of Dell Technologies Inc. 2013 Stock Incentive Plan.

4.4	Form of Amended and Restated Management Stockholders Agreement.

4.5	Form of Dell Time Award Agreement (ELT Members).

4.6	Form of Dell Time Award Agreement (Other Management).

4.7	Form of Dell Time Award Agreement (Non-Employee Directors).

4.8	Form of Dell Deferred Time Award Agreement (Non-Employee Directors).

4.9	Form of Dell Performance Award Agreement (ELT Members).

4.10	Form of Dell Performance Award Agreement (Other Management).

4.11	Form of Stock Option Agreement (Non-Employee Directors, Annual Grant).

4.12	Form of Stock Option Agreement (Non-Employee Directors, Sign-On Grant).

4.13	Form of Stock Option Agreement (Rollover Option — ELT Members).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Dell Technologies Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of EMC Corporation.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Round Rock, Texas, on September 6, 2016.

DELL TECHNOLOGIES INC.

By:	/s/ Michael S. Dell
	Name:	Michael S. Dell
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Thomas W. Sweet, Richard J. Rothberg and Janet B. Wright, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney has been signed by the following persons in the capacities indicated on the 6th day of September, 2016.

Signature	Title

/s/ Michael S. Dell Michael S. Dell	Chairman of the Board and Chief Executive Officer (principal executive officer)

/s/ Thomas W. Sweet Thomas W. Sweet	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ Maya McReynolds Maya McReynolds	Vice President and Chief Accounting Officer (principal accounting officer)

/s/ Egon Durban Egon Durban	Director

/s/ Simon Patterson Simon Patterson	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Document

4.1	Form of Fourth Amended and Restated Certificate of Incorporation of Dell Technologies Inc.

4.2	Form of Amended and Restated Bylaws of Dell Technologies Inc.

4.3	Form of Dell Technologies Inc. 2013 Stock Incentive Plan.

4.4	Form of Amended and Restated Management Stockholders Agreement.

4.5	Form of Dell Time Award Agreement (ELT Members).

4.6	Form of Dell Time Award Agreement (Other Management).

4.7	Form of Dell Time Award Agreement (Non-Employee Directors).

4.8	Form of Dell Deferred Time Award Agreement (Non-Employee Directors).

4.9	Form of Dell Performance Award Agreement (ELT Members).

4.10	Form of Dell Performance Award Agreement (Other Management).

4.11	Form of Stock Option Agreement (Non-Employee Directors, Annual Grant).

4.12	Form of Stock Option Agreement (Non-Employee Directors, Sign-On Grant).

4.13	Form of Stock Option Agreement (Rollover Option — ELT Members).

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Dell Technologies Inc.

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of EMC Corporation.

23.3	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).